EXHIBIT 21


                     Subsidiaries of the Company


    As of March 23, 1997, the Company owned or controlled the following percentages of the capital stock of the corporations listed below:


                                 State or Country of
    Name of Corporation                 Incorporation         % Owned


Kollmorgen Overseas Development
    Corporation                      Delaware           100

Proto-Power Corporation                  Delaware           100

Kollmorgen Tandon (India)                India               51

Tianjin Kollmorgen Industrial            Peoples' Republic
    Drives Corporation                        of China           63

Artus Group                          France             100
    Kollmorgen Artus
    Societe Anonyme Cryla